EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of FreeSeas Inc. for the registration of 7,500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2014, with respect to the consolidated financial statements of FreeSeas Inc. as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013, included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission on March 24, 2014.

/s/ RBSM LLP

July 31, 2014

New York, NY